Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 30th day of April, 2014, by and between TAUBMAN ASIA MANAGEMENT LIMITED, an exempted Company incorporated in the Cayman Islands with limited liability (“Employer”), and RENÉ TREMBLAY (“Executive”).

SECTION 1.	SERVICES; TERM

1.1Engagement. Employer has employed and, subject to the provisions of this Agreement, shall continue to employ Executive, and Executive shall serve Employer as President. In such capacity, Executive shall be responsible for the day-to-day operations of Employer and its subsidiaries and affiliates in Asia, and shall seek out and, at the direction and subject to the approval of Employer’s Board of Directors (the “Board”) and Chief Executive Officer (the “CEO”), negotiate transactions, and shall perform such other services for and on behalf of Employer as directed from time to time by the CEO or the Board reasonably consistent with Executive’s title, position, authority, duties, and responsibilities, all in accordance with the business purposes of Employer. Executive shall have such corporate power and authority as shall reasonably be required to enable the discharge of his duties in office.

1.2Duty to Employer. For so long as Executive shall be employed hereunder, Executive shall devote all of’ his business time, energy and ability to the business, affairs and interests of Employer and its subsidiaries and to matters related thereto, shall faithfully and diligently promote Employer’s interests and shall perform the services contemplated by this Agreement. Notwithstanding the foregoing, Employer acknowledges that during calendar year 2017, Executive will not be required to work more than six (6) months, with the exact schedule and location to be agreed upon by Employer and Executive based on the needs of the business, and the foregoing provision of this Section 1.2 will apply to Executive only during such six (6) months of work. Executive agrees to observe and comply with the written lawful rules and regulations of Employer respecting the performance of Executive’s duties and agrees to carry out and perform all such reasonable orders, directions and policies of Employer, its Board and its CEO as they may be, from time to time, stated either orally or in writing.

1.3Board Seat. Employer’s sole shareholder, The Taubman Company Asia Limited, will appoint Executive to serve on the Board as a director and agrees to continue such appointment for the Term. Executive will accept such appointment and agrees to continue to serve on the Board as a director for the Term (as defined in Section 1.5 hereof) without additional remuneration.

1.4Affiliates. Executive agrees to serve, without additional remuneration, on the board of directors or in such executive capacity for one or more Asian affiliates of Employer, including, without limitation, direct or indirect subsidiaries of Employer, as the Board or the CEO may from time to time request. In such capacity, Executive agrees to faithfully and diligently promote the business, affairs and interests of Employer and such affiliates. Employer shall, at its own cost, provide Directors & Officers Liability insurance coverage for Executive with respect to all directorships and positions held by him pursuant to this Agreement.

1.5Term. Unless earlier terminated in accordance with Section 4 hereof, Employer shall employ Executive, and Executive shall serve Employer, in accordance with the provisions of this Agreement for the term (the “Term”) commencing on the date of this Agreement and continuing through December 31, 2017. Notwithstanding the foregoing, Employer reserves the right to terminate this Agreement at any time for “good cause” or without “good cause” in accordance with Section 4 hereof.

SECTION 2. COMPENSATION

2.1Salary. Commencing as of January 1, 2014 through December 31, 2016, Executive will be paid a salary (the “Base Salary”), 40% in Hong Kong Dollars and 60% in U.S. Dollars, equal to US$1,000,000.000 per annum, in equal installments at the end of each month, during his employment hereunder. Employer and Executive both acknowledge that commencing on January 1, 2017, Executive will be subject to a reduced work schedule and a reduction of the amount of time Executive will be required to be present in Asia as a result of the anticipated transition of leadership responsibilities in Asia. Accordingly, commencing on January 1, 2017, Executive will be paid a salary (the “2017 Salary”) equal to 75% of his 2016 Base Salary. Employer and Executive agree to review the Base Salary annually to determine whether any increase is appropriate, and if the salary is adjusted, then for purposes of this Agreement, such salary as adjusted shall become the Base Salary from and after the effective date of the adjustment; however, Employer will make the final decision in its sole discretion.

2.2Bonuses. Executive will be eligible to receive an annual bonus, which will be paid in U.S. Dollars, for each full calendar year he works for Employer in such amount as Employer may determine based on Executive’s achievement of performance goals established by Employer, in good faith consultation with Executive, in February of each year. Executive’s “target bonus” (“Target Bonus”) will be 40% of his Base Salary for calendar years 2014, 2015, and 2016, and 40% of his 2017 Salary for calendar year 2017. The Target Bonus will be prepaid in monthly installments over the course of the calendar year. The actual target bonus payout is based on individual and Company performance and is not guaranteed. In the event that Employer determines at the end of any calendar year that the amount paid to Executive as his Target Bonus exceeded that amount that should have been paid to Executive for such year based on Executive’s achievement of the performance goals established by Employer or the bonus pool established for Company performance, any excess paid to Executive shall be withheld from the succeeding year’s bonus or shall be repaid by Executive to Employer in the event of the termination of Executive’s employment or the expiration of the Term. Executive’s entitlement to a bonus upon or following termination is governed by Section 4 hereof. Any additional bonus payment in excess of the Target Bonus will be paid at the same time Employer pays its cash bonuses generally.

2.3Benefits.

(a)For the duration of Executive’s employment hereunder, Employer will provide Executive with the following benefits:

Housing:
Employer will continue to pay rent under Employer’s lease (the “Lease”) of Executive’s apartment in Hong Kong through December 31, 2016. Employer and Executive will negotiate in good faith a mutually acceptable housing arrangement in Hong Kong for calendar year 2017. Employer will continue to assume any increases in rent, management fees and/or government rates under the Lease. Executive will continue to be solely responsible for all other obligations under the Lease and costs associated with the apartment, including utility costs and any maintenance and repair costs not included in the monthly rental cost.

Personal Expenses:
Employer will pay to Executive an amount equal to US$190,000 per annum, commencing as of January 1, 2014 and ending on December 31, 2016, for the purpose of funding personal travel and other personal expenses. Such amount shall be paid to Executive in equal monthly installments at the end of each month.

Club Membership:
Employer will continue to own the required debentures and take such other steps to provide Executive with the use of a corporate membership in the American Club. Monthly dues and other expenses shall be the responsibility of Executive, subject to reimbursement of any reasonable business expenses in accordance Section 3 below.

Relocation Expenses:	Upon the termination of Executive’s employment or the expiration of the Term, Employer will select a moving company to assist Executive with the movement of household goods and will work with Executive to coordinate the details. Employer will pay the actual reasonable amount of the following moving services:

•	Packing, loading, transportation, unloading, and partial unpacking;

•	Full replacement value insurance coverage up to US$200,000 during transit and storage;

•	Delivery of household goods from storage to new residence, if applicable; and

•	Debris pick-up.

Automobile:
Employer will continue to provide Executive with a mutually agreeable vehicle for his exclusive use. Employer will be responsible for the cost of insuring the vehicle. Executive shall be responsible for all fuel, maintenance, and other costs.

Life Insurance:	Employer will provide Executive with life insurance benefits equal to US$1,400,000.

Long-Term	Employer will provide Executive with long-term disability benefits equal to

Disability:	US$11,150 per month through its group insurance plan.

Supplemental	Employer will provide Executive and his eligible dependents with premium

Medical:	level supplemental medical benefits.

(b)To the extent that Executive meets eligibility requirements applicable to employees generally in any benefit plan of Employer, Executive shall be entitled to participate in such plan.

(c)Except as provided otherwise in this Agreement, Executive shall not participate in or be eligible to participate in any bonus, pension, profit, long-term incentive pay, severance or incentive compensation plan of Employer or any of its affiliates. In no event shall Executive be entitled to benefits under both an Employer (or affiliate) plan and a comparable plan of any other entity, and in no event shall Executive be entitled to duplicative benefits under any plans of Employer and/or its affiliates or such other entities. Except insofar as benefits are explicitly granted in the other provisions of this Agreement, Employer reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time (whether before or after termination of employment) without notice to or recourse by Executive.

(d)On March 5, 2014, Executive was awarded a one-time share-based award under The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan. Such award had a grant value of US$600,000 and shall vest ratably on each March 1st of the succeeding three years. Such award has been set forth in a separate award agreement containing additional terms, which supplement the provisions of this Section 2.3(d).

2.4Vacation.

(a)Executive shall be entitled to up to ten (10) weeks of paid vacation in each of calendar year 2014 and 2015 and twelve (12) weeks of paid vacation for calendar year 2016. For calendar year 2017, Executive will not be entitled to any vacation given that Executive’s 2017 Salary will be 75% of his 2016 Base Salary but Executive will only be working for up to six (6) months. Unused vacation days shall accrue, and upon termination of employment for any reason, Executive will receive a lump sum payment for accrued but unused vacation days.

(b)In addition to such vacation time as is provided in paragraph (a) above, in each calendar year, Executive shall be entitled to such statutory holidays as are required by local law where Executive’s office is located as well as sick days in accordance with Employer’s written lawful policies.

2.5Taxation. Executive shall be solely responsible to pay all taxes and any other imposts as may be levied or assessed by any competent authority on any sums paid and/or other benefits provided to Executive by Employer. All compensation payable hereunder, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

SECTION 3. BUSINESS EXPENSES

During the term of this Agreement, to the extent that such expenditures constitute ordinary and necessary business expenses, Employer shall reimburse Executive promptly, for reasonable business expenditures, including travel, entertainment and business meetings, substantiated in accordance with written lawful policies, practices and procedures established from time to time by Employer and incurred in pursuit and furtherance of Employer’s business and good will.

SECTION 4.	TERMINATION

Executive shall continue to be employed by Employer hereunder until the expiration of the Term or such earlier date as his employment is terminated pursuant to this Section 4.
4.1Termination by Employer.

(a)Disability. In the event that Executive shall fail, because of illness, incapacity or injury which is determined to be total and permanent by a physician selected by Employer or its insurers to render for an aggregate of one hundred and twenty (120) days in any rolling twelve (12) month period the services contemplated by this Agreement, Executive’s employment hereunder may be terminated by written notice of termination from Employer to Executive.

(b)Death. In the event of Executive’s death, Executive’s employment hereunder shall be deemed automatically terminated.

(c)For Good Cause. Employer may terminate Executive’s employment hereunder at any time for “good cause” by written notice of termination to Executive if

(1)Executive has been convicted of or pleads nolo contendere to (or the procedural equivalent of either in a foreign jurisdiction) a felony or other crime that reasonably could be expected to result in harm to Employer or its reputation;

(2)Executive has materially breached any fiduciary duty to Employer;

(3)Executive has engaged in habitual drug or alcohol abuse which materially impairs his ability to perform his duties;

(4)Executive has violated any law, rule or regulation that has or reasonably could be expected to have a material adverse impact on Employer;

(5)Executive is legally incompetent to manage his business affairs;

(6)Executive has filed, or consented to, any petition or other proceeding in bankruptcy with respect to himself;

(7)any third party has filed a petition or instituted any other proceeding, which is not contested, seeking to find Executive bankrupt or insolvent; or

(8)Executive has materially breached any provision of this Agreement or materially violated any lawful written policy of Employer and has failed to cure such breach, if curable, within ten (10) business days after receiving written notice thereof. If Executive materially breaches any such provision and is given such ten (10) business day notice, Executive shall not be entitled to any notice or cure prior to termination for any subsequent similar breaches.

(d)Without Good cause. Employer shall have the right to terminate Executive’s employment with Employer at any time upon written notice of termination from Employer to Executive.

4.2Termination by Executive.

(a)    For Good Reason. Executive may terminate his employment hereunder at any time for “good reason” by written notice of termination to Employer in the event that (i) Employer has materially breached any of the provisions of this Agreement, including without limitation, any failure to pay Executive compensation due hereunder or any reduction in Executive’s salary or Target Bonus, as the case may be, below the amounts provided in Sections 2.1 and 2.2, which breach is not cured within thirty (30) days after Executive notifies Employer thereof in writing; (ii) Employer significantly changes the duties and responsibilities of Executive inconsistent in any material and adverse respect with Executive’s title and position (including status and officer positions), authority, duties or responsibilities; (iii) Employer relocates Executive’s principal place of employment or principal office to a location outside of Hong Kong; (iv) Employer assigns this Agreement or its obligations hereunder to, or there is a change in control of Employer that results in Employer being directly or indirectly owned or controlled by Westfield Group or Simon Property Group LP or a direct or indirect subsidiary or affiliate of either of them; (v) Taubman Asia Management II LLC (“T-Asia”) assigns its membership interest in Taubman Properties Asia LLC (the “Company”) to Westfield Group or Simon Property Group LP or a direct or indirect subsidiary or affiliate of either of them ; or (vi) T-Asia or the Company materially breach the Fourth Amended and Restated Limited Liability Company Agreement of Taubman Properties Asia LLC (the “LLC Agreement”), which breach is not cured within thirty (30) days after Executive notifies such breaching entity thereof in writing.
(b)    Without Good Cause. Executive may, at any time, terminate his employment hereunder upon giving Employer at least ninety (90) days’ prior written notice.
4.3Effects of Termination.

(a)Payments. In the event that, prior to the end of the Term, Executive’s employment is terminated by Employer for other than “good cause,” death or disability, or is terminated by Executive for “good reason,”

(1)Executive’s salary shall continue to be paid to him until the earlier of (i) the end of the Term or (ii) the date that is two (2) years after such termination;

(2)Executive will receive his Target Bonus under Section 2.2 hereof for the period ending on the earlier of (i) the end of the Term or (ii) the date that is two years after such termination, prorated for any partial year that may fall within the aforementioned period;

(3)The housing costs and personal expenses provided for under Section 2.3 hereof shall continue to be paid and/or reimbursed to Executive for a period of three (3) calendar months following such termination; and

(4)Employer will reimburse Executive for the cost of continuing his health insurance coverage under Employer’s benefit plans for the maximum continuation period allowed under such plans, but not longer than three (3) months;

provided, however, that (i) subject always to Executive’s obligations under Section 6.1, Executive shall in good faith endeavor to find other comparable employment, and (ii) any salary or bonus continuation due to him under this paragraph will be subject to reduction on a dollar-for-dollar basis according to any cash compensation earned by him as a result of such other employment.
In addition, and without limiting the other rights of Executive or the other obligations and covenants of Employer hereunder, in the event that, at any time, Executive’s employment is terminated for any reason or cause and under any circumstances,

(1)	unreimbursed business expenses incurred by Executive in accordance with Employer’s lawful written policies prior to such termination shall be reimbursed to him; and

(2)
if, within three (3) months following such termination, Executive notifies Employer in writing of his desire to move to a location outside of Hong Kong, Employer shall reimburse Executive for his and his family’s relocation expenses to such new location, as provided for under Section 2.3(a) hereof.

(b)Resignation from Other Positions. At such time as Executive’s employment hereunder ceases, Executive shall, at Employer’s request, resign immediately from any and all directorships or other positions which Executive may hold with respect to Employer or any subsidiary thereof.

(c)Resignation and Release of Claims. Promptly following expiration or termination of Executive’s employment hereunder, and as a precondition to Executive being entitled to receive any separation pay or benefits, Executive shall execute and deliver to Employer a Resignation and Release of Claims in substantially the form attached hereto as Exhibit A (subject to modification by Employer as may be necessary to ensure that all waivable claims are properly covered).

4.4Remedies on Termination.

(a)No Limitation. Employer’s exercise of its right to terminate shall be without prejudice to any other right or remedy to which it or any of its affiliates may be entitled at law or in equity or under this Agreement.

(b)Exclusive Remedy. Upon expiration or termination of Executive’s employment hereunder, Executive agrees that payment of the amounts required by Section 4.3(a) and any and all rights, benefits, entitlements, and indemnities under the LLC Agreement or any D&O Liability Insurance shall constitute the sole and exclusive obligation of Employer in respect of Executive’s employment with and relationship to Employer and that Executive shall not be entitled to any other remedy for termination of his employment hereunder except for such payment, all in accordance with the terms hereof and subject to any limitations hereunder. Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of Executive’s employment hereunder.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1Representations and Warranties of Each Party. Each party hereto represents to the other as follows:

(a)Such party has the authorization power and right to execute, deliver and fully perform its obligations hereunder in accordance with the terms hereof,

(b)This Agreement does not require any authorization, consent, approval, exemption or other action by any other party and does not conflict with or result in the breach of the terms, conditions or provisions of, constitute a default under, or result in a violation of any agreement, instrument, order, judgment or decree to which such party is subject.

5.2Additional Representations and Warranties of Executive. In addition to the representations and warranties given above, Executive represents, warrants and covenants to Employer as follows:

(a)Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder. There are no circumstances which will interfere with, or prevent, Executive using his best efforts in the course of his employment with Employer.

(b)Executive will not bring to Employer for use in the performance of Executive’s duties hereunder any confidential or proprietary information or property of any other person without the express written consent of such other person.

(c)There are no prior, pending or existing customer complaints, or regulatory, self-regulatory, administrative, civil or criminal matters, or any other impediments that would affect Executive’s employment, licensing or registration. Should Executive become a subject of any such complaints, actions or matters, Executive agrees to immediately report such fact, in writing, to Employer.

(d)Executive has no other agreements or understandings, written or oral, with Employer regarding compensation, non-competition or non-solicitation.

5.3Obligations to Former Employer. The representations, warranties and covenants of Executive pursuant to Section 5 are subject to any obligations and duties that Executive may have by operation of law towards his former employer with respect to duties of loyalty and confidentiality pursuant to the provisions of the Civil Code of Quebec. To his current knowledge, no such obligation or duty prohibits Executive from working for Employer or from performing the services that the parties intend Executive to perform for Employer. Executive agrees to advise Employer if he learns of or comes to believe that any such obligation or duty prohibits him from continuing to work for Employer or from continuing to perform some or all of his job duties.

SECTION 6. COVENANTS OF EXECUTIVE

6.1Non-Competition.

(a)Executive acknowledges that, in the course of his employment with Employer pursuant to this Agreement, he will become familiar with trade secrets and other confidential information concerning Employer and its affiliates and that his services have been and will be of special, unique and extraordinary value to Employer. Executive agrees that for the Term (and, if Executive’s employment hereunder is terminated or expires, for a period of one (1) year thereafter), he shall not in any manner, directly or indirectly, through any Executive Related Entity or otherwise, engage or be engaged, or assist any other person, firm, corporation, enterprise or business in engaging or being engaged, in the Line of Business in the Territory unless previously approved in writing by Employer. Notwithstanding the foregoing, the following will not be deemed to violate this paragraph:

(1)Ownership by Executive of less than five percent (5%) in aggregate of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a securities exchange or publicly traded in the over-the-counter market.

(2)Service by Executive in any capacity with any civic, educational or charitable organization, provided that such activities and services do not interfere or conflict with the performance of his duties hereunder or create any conflict of interest with such duties.

6.2Compliance with Policies. Executive agrees to comply with all written lawful policies of Employer in effect from time to time.

6.3Non-Solicitation of Employees. Executive agrees that during the Term and for a period of one (1) year thereafter, Executive will not, directly or indirectly, disrupt, damage, impair, or interfere with the business of

Employer or any affiliate thereof by hiring, or allowing any Executive Related Entity to hire, any employee of Employer or any affiliate thereof or by soliciting, influencing, encouraging or recruiting any employee of Employer or any affiliate thereof to work for Executive or an Executive Related Entity.

6.4Confidentiality; Proprietary Information. Executive agrees that during the course of his employment with Employer, he will have access to and learn trade secrets and other non-public, confidential, and/or proprietary information concerning the business (including but not limited to its employees, services, practices or policies) of Employer and its affiliates (collectively, “Confidential Information”). Executive promises never to make use of, disclose, or divulge any Confidential Information, directly or indirectly, except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of Employer’s best interests, (ii) lawfully and publicly obtainable from other sources through no fault or breach of Executive, or (iii) authorized in writing by Employer. All records, files, documents, drawings, specifications, software, computerized data and information on any medium, equipment, and similar items or materials containing Confidential Information or otherwise relating to the business of Employer or its affiliates, including without limitation all records relating to customers (collectively, “Employer Materials”), whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of Employer or such affiliates. Upon termination of employment, Executive agrees to promptly deliver to Employer all Employer Materials in the possession or under the control of Executive. The provisions of this Section 6.4 shall survive the expiration, suspension or termination of this Agreement for any reason. Executive promises that if he ever becomes legally compelled (for example, by court order or subpoena) to disclose any Confidential Information or Employer Materials, he will notify Employer as soon as possible after learning of the requested disclosure and, prior to disclosing any such information or materials, cooperate fully with Employer in its pursuit of a protective order or other lawful efforts to resist disclosure. Notwithstanding the foregoing, Confidential Information shall not include (a) the identity and contact information of Executive’s contacts, including those existing prior to commencement of his employment with Employer or developed during his employment, or (b) information already known by Executive prior to his employment with Employer other than through disclosure to him during the negotiation of this Agreement and the LLC Agreement.

6.5Severability of Provisions. Executive agrees that each of the restrictions set out in Sections 6.1, 6.2, 6.3, and 6.4 above represents a separate and independent restriction, and that such restrictions are reasonable in the context of Executive’s position with Employer. If for any reason whatsoever, any one or more of such restrictions contained in such Sections shall, individually or taken together, be adjudged to go beyond what is reasonable for the protection of the legitimate interest of Employer and its affiliates, such restriction or restrictions shall be severed from this Agreement without affecting the remainder of the provisions in this Agreement, which shall remain in full force and effect.

6.6Injunctive Relief. Executive agrees that the covenants and restrictions set out in Sections 6.1, 6.2, 6.3, 6.4 and 6.5 above are fair, reasonable and necessary and are reasonably required for the protection of Employer and its affiliates, having regard to Executive’s seniority and position with Employer. Executive also acknowledges that any breach by him of any provision of Sections 6.1, 6.2, 6.3, 6.4 and 6.5 above is likely to cause irreparable harm to Employer and its interests. Executive accepts that monetary damages are unlikely to adequately compensate Employer in such event, and hence, in the event of any actual or threatened breach of any provision of Sections 6.1, 6.2, 6.3, 6.4 and 6.5 above, Executive agrees that Employer shall be entitled to injunctive or other equitable relief from any court of competent jurisdiction to enjoin such breach (without being required to post any bond or other security therefor), and Executive expressly submits to the jurisdiction of any such court for this purpose. Executive also consents to the issuance by such court of a temporary restraining order to maintain the status quo pending the outcome of any substantive proceedings.

6.7Definitions. For purposes of this Section 6, the following capitalized terms shall have the meanings provided below:

(1)“Executive Related Entity” means any person, firm, corporation, enterprise, or partnership, other than Taubman Properties Asia LLC, in which Executive holds any interest or in respect of which Executive serves as an officer, director, shareholder, investor or employee or serves as an advisor or consultant, or in relation to which Executive is otherwise affiliated.

(2)“Line of Business” means investment in commercial real estate properties and/or the development, operation or management of such properties.

(3)“Territory” means the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region, the Republic of China, the Republic of Korea, and (provided Employer is active in such countries at the time of Executive’s termination) Japan, Singapore, and India.

SECTION 7. COMPLIANCE

Executive agrees to abide by all existing and future laws, all rules and regulations set forth by all competent regulatory agencies, exchanges, and self-regulatory bodies and Employer’s internal rules and regulations and written lawful policies and practices. Executive further agrees to submit to such supervision as may be necessary to ensure compliance therewith.

SECTION 8.	MISCELLANEOUS

8.1Succession; Survival. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Executive, this Agreement may not be assigned other than to an affiliate of Employer or in connection with a merger or sale of all or substantially all of the assets of Employer or a similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of Employer hereunder. Employer and The Taubman Realty Group Limited Partnership (“TRG”) shall remain liable (including pursuant to the Guaranty) notwithstanding any such assignment and assumption. The obligations and duties of Executive hereunder are personal and otherwise not assignable. Amounts payable to Executive hereunder shall not be subject to sale, transfer, pledge, assignment or alienation other than by will or the laws of descent and distribution.

8.2Notices. Any notice or other communication to be delivered to any party hereto in connection with this Agreement shall be in writing and sent to the address for such party indicated below, or at such other address as such party may from time to time in writing designate to the other party:

If to Employer:

Taubman Asia Management Limited
c/o The Taubman Company LLC
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
United States of America
Facsimile:    +1-248-258-7601
Attention:    President

With a copy to:

The Taubman Company LLC
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
United States of America
Facsimile:    +1-248-258-7586
Attention:    General Counsel

If to Executive:

Mr. René Tremblay
129 Repulse Bay Road
Tower 2, Floor 20
Hong Kong
Facsimile:    852-2873-2218

With a copy to:

Péloquin Kattan s.e.n.c.
1, Westmount square, 20th Floor
Westmount (Québec)
Canada
H3Z 2P9
Facsimile:    +1-514-937-2971
Attention:    Claude Péloquin
Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.2 and an appropriate confirmation of transmission is received, or (ii) if given by any other means, when actually delivered to the intended address.
8.3Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes any prior agreements, undertakings, commitments and practices relating to the subject matter thereof. The foregoing does not affect the LLC Agreement, which covers a different subject matter. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Executive and, on behalf of Employer, by an individual expressly so authorized by the Board.

8.4Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

8.5Choice of Law. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the relationship of the parties or the subject matter hereof shall be governed by and construed in accordance with the laws of New York applicable to contracts made and performed in such jurisdiction and without regard to conflicts of law doctrines, to the extent permitted by law.

8.6Choice of Venue. Subject to Section 6.6, any dispute, controversy, or claim arising out of or in respect of this Agreement (or its validity, interpretation, or enforcement, or alleging breach thereof) or Executive’s employment with the Employer shall be submitted to, adjudicated by, and subject to the exclusive jurisdiction of the state or federal courts in the City of New York, County of New York, and both Employer and Executive hereby consent to such venues as the exclusive forums for resolution of the aforementioned disputes, submit to the personal jurisdiction of said courts to hear such disputes, and waive all objections to such courts hearing and adjudicating such disputes.

8.7Place of Employment. The principal place of employment and the location of Executive’s principal office shall be in Hong Kong; provided, however, that Executive will be expected to engage in frequent travel as Employer may reasonably request or as may be required for the proper rendition of services hereunder; and provided further that in calendar year 2017, Executive’s principal place of employment may be in Hong Kong, the United States, or Canada, or some combination of the foregoing, based on the business needs of the Company. Employer agrees to engage in reasonable, good faith efforts, at Executive’s request, to adjust Executive’s travel schedule so as to minimize the likelihood of any adverse income tax impact to Executive as a result of such travel or of Executive’s rendition of services outside of Hong Kong.

8.8Severability. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. Subject to Section 6.5, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

8.9Section Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.10Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

8.11Representation By Counsel; Interpretation. Employer and Executive each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

8.12    Right of Offset. Employer shall have the right to set off, against any amount otherwise payable to Employee under this Agreement, any amount owed by Employee to Employer or to any affiliate of Employer, whether under this Agreement or otherwise.
8.13    Guaranty. TRG hereby unconditionally and irrevocably guarantees the obligations of the Employer under this Agreement, including the payment and performance obligations of Employer and not merely collection.
8.14    Cooperation. Notwithstanding the provisions of Section 2.3 and Section 4.3(a) hereof, the parties agree to work together in good faith to implement the provisions of such sections and any acts contemplated thereby in a manner that does not alter the economic arrangement among the parties, but that is tax efficient for the parties, taking into account the various jurisdictions that have taxing authority over the parties.
[Signatures on next page]

IN WITNESS WHEREOF the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the date first-above written.

TAUBMAN ASIA MANAGEMENT LIMITED,
an exempted Company incorporated in the Cayman
Islands with limited liability

By:	/s/ Robert Taubman

Its:	Chief Executive Officer

/s/ René Tremblay
RENÉ TREMBLAY

Solely for the purpose of Section 1.3 hereof:

THE TAUBMAN COMPANY ASIA LIMITED,
an exempted Company incorporated in the
Cayman Islands with limited liability

By:	/s/ Chris Heaphy

Its:	Secretary

Solely for the purpose of Sections 8.1 and 8.13 hereof:

THE TAUBMAN REALTY GROUP LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	/s/ Chris Heaphy

Its:	Authorized Signatory

Exhibit A
RESIGNATION AND RELEASE OF CLAIMS
Reference is made to that certain Amended and Restated Employment Agreement, dated as of __________, 2014 (the “Employment Agreement”), between Taubman Asia Management Limited (“Employer”) and René Tremblay (“Executive”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement. For good and valuable consideration, Executive agrees as follows:
1.Resignation.    Executive hereby resigns from all directorships or other positions which Executive may hold with Employer or its subsidiaries and affiliates.

2.General Release. To the fullest extent permitted by law, Executive waives, releases, and discharges Employer, together with its current and former officers, directors, agents, employees, subsidiaries, affiliated entities, related entities, attorneys, any other representatives, and successors in interest (collectively referred to as “Released Parties”), separately, together, or in any combination, from any claims and any causes of action arising in the course of or out of Executive’s employment with Employer or the termination of Executive employment with Employer under any state and federal statutes and under the common law.

Executive and Employer intend that, to the fullest extent permitted by law, these waivers, releases, and discharges will be a general release, will extinguish any claims and any causes of action, will preclude any lawsuit or any other legal claim by Executive against any of the Released Parties about anything that occurred before the date of the signing of this Agreement, including any claim or any cause of action arising out of or relating to Executive’s employment with Employer or the termination of Executive’s employment with Employer. This Agreement will not be construed to prohibit the filing of a Charge of Discrimination with the Equal Employment Opportunity Commission (“EEOC”) or a state agency, but this Agreement includes a release of Executive’s right to file a lawsuit or to receive any monetary recovery and any other remedies if the EEOC or a state agency pursues any claims on Executive’s behalf. The only claims and causes of action that Executive is not waiving, releasing, and discharging are for the consideration that Executive will receive under Section 4.3(a) of the Employment Agreement, if any; any and all rights, benefits, entitlements, and indemnities under the LLC Agreement or under any D&O Liability Insurance; and any claims and causes of action that, as a matter of law, cannot be waived, released, and discharged.
3.Agreement Not to Sue. In return for Employer’s obligations under this Agreement, Executive gives up, to the fullest extent permitted by law, any right to file any lawsuit against Employer about anything arising in the course of or out of Executive’s employment or the termination of Executive’s employment with Employer under the law of any state or country, whether statutory or common law.

4.Accord and Satisfaction. The consideration set forth in this Resignation and Release of Claims is in full accord and satisfaction of any claims and any causes of action that Executive has, may have, or may have had against Employer arising in the course of or out of Executive’s employment with Employer or the termination of Executive’s employment with Employer.

5.After Discovered Facts. Executive acknowledges that Executive may discover facts different from or in addition to those that Executive now knows or believes to be true, and this waiver and release will remain effective in all respects, despite the discovery of any different or additional facts.

6.No Pending Claims. Executive has not filed any claims, charges, suits, or actions of any kind against any of the Released Parties that have not been fully resolved as of the date of the signing of this Resignation and Release of Claims.

7.Agreement as Complete Defense. If Executive asserts against any of the Released Parties any claim or any cause of action within the scope of paragraph 2 above, Released Parties may assert this Agreement as a complete defense to that claim or cause of action. Executive will reimburse Released Parties for any expenses and legal fees that Released Parties incur in defending any such claim or cause of action, in addition to any other relief to which Released Parties may be entitled.

8.No Other Compensation. Executive is not entitled to any compensation, bonuses, commissions, benefits, or any other consideration from Employer, except as may be expressly provided in Section 4.3(a) of the Employment Agreement.

RENÉ TREMBLAY

Date: